Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the "Agreement") is between Gary W. Willingham (hereafter the "Individual") and Noble Energy, Inc. (hereafter the "Company").
RECITALS
WHEREAS, the Individual has been employed by the Company or another Released Party (defined below) on an at-will basis.
WHEREAS, the parties desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements concerning the Individual's separation from employment with the Company or another Released Party effective on the Separation Date (as defined below) and the Separation Benefits (as defined below) offered by the Company to the Individual by reason of such separation.
NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is acknowledged, the parties knowingly and voluntarily agree to the following terms:

TERMS

1.
Separation Date. The Individual's employment with the Company or another Released Party (defined below) shall end effective October 26, 2018 (the "Separation Date"). As of the Separation Date, the Individual shall be permanently relieved of all further duties pursuant to his employment.

2.
Final Pay and Benefits. Whether or not the Individual signs this Agreement, he shall receive the following payments and benefits in accordance with the Company's existing policies, or at the Company's sole discretion, pursuant to his employment and his participation in the Company's employee benefit plans:

a.
Final Pay. Payment of his regular base salary and any accrued unused vacation through the Separation Date. These payments are subject to applicable taxes and withholdings and shall be delivered to the Individual as required by applicable law.

b.
Vested 401(k) Plan Benefits and Vested Equity Awards. In accordance with the terms of the applicable plan or as required by applicable law, payment of or other entitlement to any 401(k) plan benefits to which the Individual has a vested entitlement as of the Separation Date under the terms of the Company's 401(k) Plan, as well as entitlement to any grants of stock options, cash awards, or restricted stock from the Company vested as of the Separation Date and made pursuant to the Noble Energy, Inc. 1992 Stock Option and Restricted Stock Plan, as amended and restated, and evidenced by an award agreement executed between the Individual and the Company before the Separation Date. All grants which are not vested as of the Separation Date have automatically been forfeited and reverted to the Company effective as of the Separation Date under the award agreements.

c.
Right to Continue Certain Insurance Benefits. In accordance with the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the right to apply to continue after the Separation Date his group health, dental, and vision insurance benefits, if any, for himself and his dependents, at his own expense. The Individual should complete an insurance continuation election form, which will be furnished to him under separate cover, and timely return it if he wishes to apply to continue his insurance coverage under COBRA.

d.
Reimbursement of Business Expenses. Reimbursement of business expenses properly incurred in accordance with Company policy before the Separation Date. Any such reimbursement must be based on substantiating documentation provided by the Individual to the Company within 30 days after the Separation Date.

3. Separation Benefits. Contingent upon the Individual's timely acceptance and non-revocation of this Agreement, the Company will provide the Individual with the following Separation Benefits in accordance with their terms.

a.	Continued Vesting of Certain Equity Grants. All outstanding Awards listed on Exhibit A will be allowed to vest as if the employee were in good standing at the Company.

b.
Separation Pay. The Company will pay the Individual $2,247,500 as separation pay (the "Separation Pay"). The Separation Pay is a gross amount, subject to applicable deductions and withholdings, and shall be paid to the Individual in a lump sum within fifteen (15) business days after the Effective Date (as defined below).

c.
Reduction in COBRA Premium Costs. If the Individual timely elects to continue his group health, dental, and vision insurance benefits coverage for himself and his dependents under COBRA following the Separation Date, for a period of six (6) months commencing after the last day of the month in which the Individual's Separation Date occurs, the Company shall reduce the rate of contributions required for COBRA continuation coverage under those group health insurance plans, as such plans are in effect from time to time, to the rate of contributions required from the Individual immediately before the Separation Date (subject to applicable adjustments for subsequent changes in the level of coverage and without regard to any rate reductions that Individual may be entitled to receive for wellness program participation).

d.
Employee Assistance Benefits. To the extent permitted by the terms of the Company's employee assistance plan, as then in effect, the Individual will have coverage under the employee assistance program for a period of ninety (90) days commencing on the Individual's Separation Date.

e.	Outplacement Services. the Company will provide the Individual with reimbursement of up to $25,000 in outplacement costs, supported by invoices.

4.
Permission to Retain Company-Issued Cellular Telephone and Return of Other Property and Information. The Company shall permit the Individual to retain the Company-owned cellular telephone previously provided to him. By retaining such telephone, the Individual hereby consents to permitting the Company to remove (either directly or via remote wiping) all of the Company's and any other Released Parties' (defined below) confidential and other information from such devices. The Individual must return to the Company or the other Released Parties all other items of its or their property, including without limitation keys, all copies of Confidential Information (defined below), badge/access card, computers, software, electronic information, storage devices, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, customer files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment.
The Individual's obligations under this paragraph supplement, rather than supplant, his obligations under the common law and any non-disclosure, inventions, or intellectual property agreements (or similar agreements) he entered with the Company or any other Released Party. The Individual's obligations under this paragraph shall not apply to, and the Individual may retain copies of, personnel, benefit, or payroll documents concerning only him. By signing below, the Individual represents and warrants that he has fully complied with his obligations under this paragraph on or before the date he signs this Agreement.
5.    General Release.

a.
Full and Final Release by Releasing Parties. The Individual, on behalf of himself/herself and his spouse, other family members, heirs, successors, and assigns (collectively, the "Releasing Parties"), hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a "Claim" and collectively the "Claims"), that he or they, individually, collectively, or otherwise, may have or assert against the Released Parties (defined below).

b.
Claims Included. This release includes without limitation any Claim arising out of or relating in any way to (i) the Individual's employment or the termination of his employment with the Company or another Released Party (defined below), or with any position held with, for or on behalf of the Company or another Released Party, or with the employment practices of any of the Released Parties; (ii) any federal, state, or local statutory or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Individual's employment relationship with the Company or another Released Party, including but not limited to the Age Discrimination in Employment Act ("ADEA"); (iii) any contract, agreement, or arrangement between, concerning, or relating to the Individual and any of the Released Parties, including without limitation any grants of stock options, cash awards, or restricted stock from the Company or any other Released Party that are not vested as of the Separation Date and therefore forfeited as of the Separation Date; (iv) any other alleged act, breach, conduct, negligence, gross negligence, or omission of any of the Released Parties (defined below).

c.
Claims Excluded. Notwithstanding any other provision of this Agreement, this release does not (i) waive or release any Claim for breach or enforcement of this Agreement or the Plan; (ii) waive or release any right or Claim that may not be waived or released by applicable law; (iii) waive or release any right or Claim under the ADEA that may arise after the date this Agreement is signed by the Individual; (iv) prevent the Individual from pursuing any administrative Claim for unemployment compensation or workers' compensation benefits; or (v) waive or release any right or Claim to indemnification available to the Individual as a current or former officer, director, or employee of the

Company or another Released Party whether through the corporate bylaws (or similar governing documents) of the Company or another Released Party or under applicable law; provided, however, that (A) the Individual's execution of this Agreement is not a concession or guaranty that the Individual has any such right or Claim to indemnification, (B) this Agreement does not create any additional rights to indemnification, and (C) the Released Parties retain any and all defenses they may have to such indemnification or coverage.

d.
Definition of Released Parties. The "Released Parties" (individually each a "Released Party") include (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company, including NBLX; (iii) any past or present officer, director, or employee of the entities just described in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, shareholders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, and assigns of the entities just described in (i)-(ii). "Affiliates" is defined, as to any entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first entity; as used herein, entity shall mean any company, partnership, joint venture, master limited partnership or other form of enterprise, domestic or foreign, and control shall mean, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or general partner, stock, or other ownership or membership interest), by contract or otherwise.

e.
Permitted Activities. Notwithstanding any other provision of this Agreement but subject to the Individual's waiver in subparagraph 7(a) below, nothing in this Agreement precludes the Individual from (i) reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with or providing information to, contacting, or cooperating with an investigation conducted by, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) providing information about this Agreement to his family members, attorney, or accountant or tax advisor (if any); (iii) making disclosures or giving truthful testimony as required by law or valid legal process (such as by a subpoena or administrative order); or (iv) engaging in any concerted or other legally-protected activities.

Individual understands that he shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Individual likewise understands that in the event he files a lawsuit for retaliation by Company for reporting a suspected violation of law, he may disclose Company's trade secret(s) to his attorney and use the trade secret information in the court proceeding, if he (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

6.    Confidentiality, Cooperation, Nonprosecution, and Consultation.

a.
Confidentiality. Except as requested by the Company or the other Released Parties, as permitted by this Agreement or applicable law that supersedes the terms of this Agreement, or as compelled by valid legal process, the Individual shall treat as confidential the fact and terms of this Agreement and shall not disclose such information to any person other than (i) to his spouse, attorney, and accountant or tax advisor, if such persons have agreed to keep such information confidential; (ii) to a governmental agency if requested in connection with an investigation; (iii) if compelled by law or legal process; or (iv) as necessary in any legal proceeding to enforce this Agreement.

The Individual represents that he has not discussed, disseminated, or publicized the terms of this settlement or the negotiations thereof with anyone, and understands that this confidentiality provision is a material term of this Agreement.

b.
Cooperation. The Individual shall cooperate fully and completely with the Company and any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of the other Released Parties. This obligation includes without limitation the Individual promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to him. If the Individual appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of Company or any of the other Released Parties, the Company or the other Released Parties shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable expenses (other than attorneys' fees) actually incurred by him as a result of testifying.

c.
Nondisparagement. The Individual shall not make to any other party any statement (whether oral, written, electronic, anonymous, on the Internet, or otherwise), which directly or indirectly impugns the quality or integrity of the Company's or any of the other Released Parties' business or employment practices, or any other remarks about the Company or any of the other Released Parties that may in any way may be considered harmful or negatively impact the Company or any of the Released Parties or its or their business reputation or operations. Any violation of this section by Individual shall be considered a material breach of this Agreement. The Company will not file or publish any formal statement that disparages or impugns the Individual.

d.
Consultation. The Individual shall, without additional consideration other than the Separation Benefits, upon the Company's request, be available at reasonable times following the Separation Date for consultation without unreasonable interference with his personal or business activities, in person, online, or by telephone, as necessary, on such matters relating to the Company or the other Released Parties as may be within his knowledge.

e.
Non-Solicitation. Through October 19, 2020, Employee shall not directly or indirectly, without prior written consent from the Company's Board of Directors, solicit, encourage, facilitate, or induce any employees, other stock holders, service providers, or licensees of the Company to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with the Company; or (iv) solicit, hire, or otherwise engage any person who is an employee of the Company, or was an employee of the Company, at any time in the one year proceeding the solicitation, hiring, or engagement.
7.    Waiver of Certain Rights.

a.
Right to Relief Not Provided in this Agreement. The Individual irrevocably waives any right to monetary recovery from the Company or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any Claim on his behalf; and he shall not request or accept from the Company or the other Released Parties, as compensation or damages related to his employment or the termination of his employment with any of the Released Parties, anything of value that is not provided for in this Agreement. Notwithstanding the previous sentence, this Agreement does not limit the Individual's right to receive an award for information provided to any government agency.

b.
Right to Class- or Collective-Action Initiation or Participation. The Individual declines to and irrevocably waives the right to initiate or participate in any class or collective action with respect to any Claim against the Company or the Released Parties, including without limitation any Claim arising from the formation, continuation, or termination of his employment relationship with any of the Released Parties.

8.
No Violations. The Individual represents and warrants that he has no knowledge that the Company or any of the Released Parties has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. The Individual further represents and warrants that he has not informed the Company or any of the other Released Parties of, and that he is unaware of, any alleged violations of the Company's standards of business conduct or personnel policies, of the Company's integrity or ethics policies, or other misconduct by the Company or any of the other Released Parties, that have not been resolved satisfactorily by the Company or the other Released Parties.

9.
Non-Use and Non-Disclosure of Confidential Information. The Individual shall not at any time use or disclose to any person any of the Company's or any other Released Parties' confidential information (the "Confidential Information"), which is defined broadly and includes, without limitation, all non-public information disclosed or made available to the Individual that may give the Company or another Released Party or any competitor a competitive advantage in its industry and is not generally known or readily ascertainable by independent investigation. Confidential Information includes, broadly, and is not limited to, e.g., methods of operation and service, leases and opportunities pertaining to the lease, acquisition, exploration, production, gathering, transporting, marketing, treating, or other processing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located; technical information, including inventions, computer programs, computer processes, computer codes, software, website structure and content, databases, formulae, designs, compilations of information, data, proprietary production processes, and know-how related to the Company's or another Released Party's operations; financial information, including margins, earnings, accounts payable, and accounts receivable; business information, including business plans, expansion plans, business proposals, pending projects, pending proposals, sales data, and leases; employee incentive information, including any bonus or commission plan terms; advertising information, including costs and strategies; customer information, including customer contacts, customer lists, customer identities, customer preferences, customer purchasing or service terms, and negotiated terms with customers; supplier information, including supplier lists, supplier identities, contact information, capabilities, services, prices, costs, and negotiated terms with suppliers; information about the Company's or another Released Party's future plans, including marketing strategies, target markets, promotions, sales plans, projects and proposals, research and development, and new materials research; inventory information, including quality-control procedures, inventory ordering practices, inventory lists, and inventory storage and shipping methods; information regarding the Company's personnel and employment policies and practices, including employee lists, contact information, performance information, compensation data, benefits, and training programs; and information regarding the independent contractors and subcontractors, including independent contractor and subcontractor lists, contact information, compensation, and agreements; and any activities or conduct of the Company's management and Board of Directors including performance assessment and succession planning, strategic plans, budgets and projections.
Confidential Information shall also include all information contained in any manual or electronic document or file created by the Company or another Released Party and provided or made available to the Individual. Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of the Individual, to such an extent as to be readily available to competitors. If it appears the Individual will be compelled by law or judicial process to disclose any Confidential Information following the Separation Date, he shall notify the Company's General Counsel in writing immediately upon his receipt of a subpoena or other legal process. The Individual's obligations under this paragraph shall supplement, rather than supplant, his obligations concerning Confidential Information under the common law and his obligations under any non-disclosure, inventions, or intellectual property agreements (or similar agreements) he entered with the Company or another Released Party.

10.
Nonadmission of Liability or Wrongdoing. The Individual acknowledges that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties; (b) the Company and the other Released Parties expressly deny any such liability or wrongdoing; and, (c) except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company or any of the other Released Parties.

11.	Jury Trial Waiver. THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST ANY RELEASED PARTY FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

12.	Authority to Execute. The Individual represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties.

13.
Governing Law; Venue; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Texas, without regard to any conflict-of-laws principles. The parties hereby irrevocably consent to the binding and exclusive venue for any Claim between them arising out of or related to this Agreement being in the state or federal court of competent jurisdiction that regularly conducts proceedings in Harris County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court. The provisions of this Agreement shall be severable. If any one or more provisions or any part of this Agreement may be determined by a court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, such a determination shall not affect the validity or enforceability of such other remaining provisions, and in all other respects the remaining provisions of this Agreement shall be binding and enforceable and remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written by a court of competent jurisdiction but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum limit permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

14.
Assignment. The Individual's obligations, rights, and benefits under this Agreement are personal to the Individual and shall not be assigned to any person or entity without written permission from the Company's Senior Vice President of Human Resources and Administration. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

15.
Breach of Agreement or Post-Separation Obligations. Notwithstanding any other provision in this Agreement, the Company's obligation to provide the Separation Benefits to the Individual is subject to the condition that he complies with his obligations under this Agreement and his post-separation obligations under any non-disclosure, inventions, or intellectual property agreements (or similar agreements) he entered with the Company or another Released Party. The Company shall have the right to suspend or cease providing any part of the Separation Benefits, as well as to receive repayment of any Separation Benefits already provided, if the Individual has breached any such obligations but all other provisions of this Agreement shall remain in full force and effect. The Company's rights under this paragraph shall be in addition to any other available rights and remedies should the Individual breach any such obligations.

16.
Expiration Date. The Company's offer of this Agreement shall expire on the 22nd calendar day (or if the 22nd day is a Saturday, Sunday, or Company-recognized holiday, the first subsequent business day) after the Individual first received this Agreement for consideration (the "Expiration Date"). The Individual may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and returning it to the attention of Taunya Fritzsching, Payroll Supervisor (at Noble Energy, Inc., 1001 Noble Energy Way, Houston, TX, or by .pdf e-mail attachment to Taunya.Fritzsching@nblenergy.com) so that the signed Agreement is received no later than the close of business on the Expiration Date.

17.
Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Individual shall have a period of seven days to reconsider and revoke his acceptance of this Agreement if he wishes (the "Revocation Period"). If the Individual chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to the Company (Attention: Taunya Fritzsching, Payroll Supervisor, at 1001 Noble Energy Way, Houston, TX or Taunya.Fritzsching@nblenergy.com) before the eighth day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Individual shall not be entitled to the Separation Benefits.

18.
Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Individual signs it (the "Effective Date"), provided that he signs this Agreement on or before the Expiration Date and does not revoke his acceptance of this Agreement during the Revocation Period.

19.
Knowing and Voluntary Agreement. The Company and its counsel do not represent the Individual and hereby advise the Individual to consult with an attorney of his choosing prior to signing this Agreement. The Individual acknowledges that (a) he has been advised by this paragraph of his right to consult with an attorney and tax advisor of his choice before signing this Agreement; (b) he has had a reasonable period in which to consider whether to sign this Agreement; (c) he fully understands the meaning and effect of signing this Agreement; and (d) his signing of this Agreement is knowing and voluntary.

20.
Independent Consideration; Common-Law Duties. Whether expressly stated in this Agreement or not, all obligations the Individual assumes and undertakings he makes by signing this Agreement are understood to be in consideration of the mutual promises and undertakings in this Agreement and the Separation Benefits. In addition, the Individual acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Separation Benefits to him outside of this Agreement.

21.
Entire Agreement. This Agreement contains and represents the entire agreement of the parties with respect to their subject matters, and supersede all prior agreements and understandings, written and oral, between the parties with respect to their subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall be interpreted or construed as superseding or relieving the Individual of his obligations under any non-disclosure, inventions, or intellectual property agreements (or similar agreements) he entered with the Company or another Released Party. The Individual agrees that neither the Company nor its representatives has made any promise or representation to him concerning this Agreement that is not expressed in this Agreement and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or its representatives outside of this Agreement but is instead relying solely on his own judgment.

22.
Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Individual and a duly authorized representative of the Company.

23.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail or e-mail .pdf attachment shall have the same force and effect as delivery of the originally executed document.

24.
Internal Revenue Code Section 409A. The payments and benefits provided under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code and this Agreement shall be interpreted and administered in a manner consistent with that intent.

AGREED as of the dates signed below:

NOBLE ENERGY, INC.	INDIVIDUAL
By: /s/Andrea Lee Robison	By: /s/Gary W. Willingham
Andrea Lee Robison
Senior Vice President, Human Resources
and Administration

Date Signed: 11/9/2018	Date Signed: 11/8/2018

EXHIBIT A
Equity Awards
Options:
One-third of the options granted under the 2016 Nonqualified Stock Option Agreement between Employee and the Company
Two-thirds of the options granted under the 2017 Nonqualified Stock Option Agreement between Employee and the Company
One-third of the options granted under the 2018 Nonqualified Stock Option Agreement between Employee and the Company
All vested options, regardless of grant date, may be exercised on or before October 26, 2023 or per original term at grant, whichever is earlier.

Time Vested Restricted Stock
60% of the Time Vested Restricted Stock granted under the 2017 Restricted Stock Agreement [2-Year Time Vested] between Employee and the Company
One third of the Time Vested Restricted Stock granted under the 2018 Restricted Stock Agreement [3-Year Time Vested] between Employee and Company
Stock Performance Awards
100% of the Stock Performance Awards granted under the 2016 Restricted Stock Agreement [3-Year Performance Vested] between Employee and the Company
100% of the Stock Performance Awards granted under the 2017 Restricted Stock Agreement [3-Year Performance Vested] between Employee and the Company